UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 14, 2016

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 14, 2016, the Board of Directors (the “Board”) of EnteroMedics, Inc. (the “Company”) approved individual performance objectives and a potential bonus for the Company’s President and Chief Executive Officer under the Company’s Management Incentive Plan, as amended (the “Plan”), for fiscal year 2016. A summary of the Plan was previously attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008 and is incorporated herein by reference. A summary of the performance objectives under the Plan for the fiscal year ending December 31, 2016, adopted by the Company’s Compensation Committee on May 4, 2016, was previously disclosed on the Company’s Current Report on Form 8-K filed on May 10, 2016 and is incorporated herein by reference.

In order to further incentivize the successful commercialization of the Company’s vBloc Rechargeable System, the Board approved an individual performance objective for the Company’s President and Chief Executive Officer consisting of the achievement of certain levels of unit sales of the Company’s vBloc Rechargeable System in fiscal year 2016. Depending on the number of units sold, the Company’s President and Chief Executive Officer will be eligible to receive an option award in addition to any cash bonus awarded under the Plan for achievement of the “Base Plan” or “Incremental Plan” objectives. If a threshold number of units are sold, the Company’s President and Chief Executive Officer would be granted an option to purchase 400,000 to 750,000 shares with the number of shares depending on how many units are sold above the threshold. The option would be granted on January 17, 2017, with an exercise price equal to the fair market value of the stock on that date.

The Board did not revise the “Base Plan” or “Incremental Plan” objectives for participants in the Plan that were previously adopted by the Compensation Committee on May 4, 2016, nor did it amend any of the individual objectives for other participants in the Plan. In addition, the Board did not revise any of the maximum cash bonus percentages adopted by the Compensation Committee on May 4, 2016 with respect to the participants in the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Compliance Officer

Date: September 20, 2016